Exhibit 99.1

Brian Moore - STAAR Surgical Company - EVC Group - IR

Thank you Vince, good afternoon everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the Company's financial results for the fourth quarter which ended on December 30, 2016. On the call today are Caren Mason, President and CEO of STAAR Surgical; and Steve Brown, Chief Financial Officer. The news release detailing the fourth-quarter results was issued just after 4:00 PM Eastern time and is now available on STAAR's website at www.STAAR.com.

Before we begin, let me quickly remind you that during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs, and prospects. These statements are based on judgment and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement and today's press release, as well as STAAR's public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes. And does not intend to do so.

In addition to supplement the GAAP numbers we have provided non-GAAP adjusted net income and diluted net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's financial release.

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts to limit themselves to two initial questions during the Q&A session, then re-queue with any follow-ups. We thank everyone in advance for their cooperation with this process. Now I would like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

Caren Mason - STAAR Surgical Company - President & CEO

Thank you Brian, and good afternoon everyone. I will begin our discussion with an abbreviated overview of 2016 performance highlights and conclude with strategic priorities for 2017 and a general overview of how we expect the year to play out. Steve will then review key fourth-quarter and full-year 2016 financial results before we open the call for your questions.

In 2016 we devoted significant efforts and resources towards rebuilding our quality system and meeting our remediation efforts commitments, which included acquiring and validating a new quality management system. We completed a comprehensive meta-analysis of global, peer-reviewed clinical data regarding the ICL which was published in the peer-reviewed journal Ophthalmology in June. We added several new key employees particularly in the research and development, clinical and medical affairs, and quality and operations departments.

We finalized nine strategic cooperation agreements with customers, which currently represent in excess of 20% of our committed ICL volume and are intended to enhance our future growth. We rebranded STAAR by launching Evolution In Visual Freedom™ websites in our major markets and by initiating a new marketing campaign that positions the EVO Visian ICL as a premium and primary solution for patients seeking visual freedom from eyeglasses and contact lenses. We launched the EVO+, which is the Visian ICL with CentraFLOW and an expanded optical zone in Europe, and obtained regulatory approval to sell the EVO spherical and Toric versions in Canada.

We designed and completed a new technology center in Orange County, California, to house our research and development labs and personnel as well as to function in 2017 as a state-of-the-art training center for surgeons and ODs. Our R&D and clinical affairs teams initiated the first in-man clinical trial phase to validate an EVO lens with extended depth of field, and the initial results are positive. And finally, we met our commitment of achieving double-digit ICL unit growth and expanding our gross margins versus prior-year while achieving record revenue.

For 2017, our strategic priorities are as follows. First, we plan to complete our remediation plan and quality systems rebuild this year. Our goal is to complete our internal remediation and quality system plan commitments, while also maintaining our global quality certifications.

Second, we will continue to build the Evolution in Visual Freedom market for implantable lenses. We will continue our activities to position the ICL as a primary and premium refractive procedure with expanded clinical validation, new digital and social media marketing, strengthening of the product branding launched in 2016, and by introducing an enhanced surgeon training and practice development program continuum.

Third, we are starting the process to expand our commercialization and go-to-market strategy for global market share growth. We are planning for double-digit ICL unit growth through a refreshed sales strategy and by entering into additional strategic business relationships with growth oriented refractive surgical providers operating eye hospitals and clinics.

Fourth, we plan to deliver global clinical validation and clinical utility excellence. The expanded global clinical and medical affairs teams will continue to assist in supporting submissions to and responding to queries from regulatory agencies and will monitor clinical data, conduct and monitor clinical studies, and patient registries established in 2016. And we'll continue to enhance our medical communications protocol. Our primary focus in 2017 will be studies associated with clinical results of our lenses used in the lower diopter range.

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Fifth, we will continue our efforts to innovate, develop, and release to market premium collamer lenses and delivery systems. Our goal is to introduce a pre-loaded delivery device for our ICL family of lenses and a next-generation ICL, which we refer to now as an EVO with aspheric EDOF optic. In addition, we are launching development projects to include premium Collamer IOLs with EDOF as a primary focus.

As we look ahead to 2017, we expect double-digit ICL unit growth for the year driven primarily by increasing market acceptance of the EVO Visian ICL in established markets, with the exception of the US and Korea. We are working with our Korean distributor to address significant declines in orders anticipated for 2017 as a result of various market and economic conditions in Korea.

We expect IOL sales in 2017 to be similar to IOL sales in 2016, with the exception of the decrease associated with the discontinuation of the silicone IOL product line in the US. We anticipate gross margin expansion again in 2017, as compared to year-end 2016. We also anticipate 2017 operating expenses may trend above 2016 total operating expenses.

We are planning further based business investment in our operations to primarily include clinical affairs, corporate infrastructure and systems, sales and marketing, and research and development. As we complete our three-year strategic transformation priorities and investments in 2017, our goal is to provide a preview of 2018 to 2020 strategic priorities and financial results direction during the third quarter this year. That concludes my prepared remarks for this afternoon. Steve?

Steve Brown - STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon everyone. I'll start the financial overview with a summary of top line results and then provide more details by product and market.

STAAR achieved record sales of $22.1 million in the fourth quarter of 2016, an increase of 6% over the $20.9 million of sales reported in the fourth quarter of 2015. The sales increase was driven by ICL revenue and unit growth of 11% and 10%, respectively. Sales of injector parts grew by 2% with IOL revenue flat compared to the prior-year quarter.

STAAR also achieved record sales of $82.4 million for the full FY16, an increase of 7% over 2015 driven by record annual ICL unit sales in 2016 that increased 11%.

For the fourth quarter of 2016, total sales of our ICL product line also set a record at $15.7 million.

Asia-Pacific ICL sales were $7.9 million during the fourth quarter, a decrease of 1% in revenue and flat units compared to the prior-year period. China, Japan and Southeast Asia experienced strong double-digit growth that was offset by softness in Korea and a decline in India caused by a temporary cash shortage that affected the market.

EMEA ICL sales were $5.8 million during the fourth quarter, an increase of 18% in revenue and 18% in units compared to the prior-year period. Europe and the Middle East experienced strong double-digit sales and unit growth, while Latin America grew modestly.

North America ICL sales were $2.1 million during the fourth quarter, up 57% in revenue and 61% in units from the prior-year period. The increase in units was driven by new marketing programs in the United States to support patient education in customer clinics, timing of a military order, and the successful commercialization of the EVO Toric lens in Canada which was approved in late September 2016.

For our IOL product line, total IOL sales were $4.9 million for the fourth quarter of 2016, which was flat in revenue but an increase of 5% in units from the prior-year period. Solid growth in Japan and Europe were offset by the phase-out of silicone IOLs in the United States and North America.

Turning the discussion now to margins and spending:

Our gross margin was 71.7% compared to the prior-year period gross profit margin of 70.3%, or an increase of 1.4 points. This improvement resulted from a favorable mix of higher-margin ICL units that added 1.9 points, and lower other cost of sales attributable to lower inventory reserves that added 1.4 points, partially offset by higher unit costs mainly on IOLs due to lower production volumes of 1.7 points and lower price mix of 0.2 points. For the full-year 2016, our gross profit margin expanded 2.4 points to 70.8% from 68.4% in 2015.

Operating expenses in the fourth quarter decreased approximately $100,000 to $14.6 million compared to the prior-year quarter. General and administrative expense was $3.9 million and $1 million lower than the prior-year quarter primarily due to lower compensation costs. Marketing and selling expense was $6.4 million, and $600,000 higher than the prior-year quarter, primarily due to international selling and promotional costs.

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Research and development expense was $4.3 million, and $300,000 higher than the prior-year quarter due to investments in project-related spending and quality system improvements, partially offset by lower clinical and FDA remediation expenses. Remediation expense for the quarter was on budget.

With regard to the bottom line, the net loss for the fourth quarter of 2016 was approximately $200,000 or approximately breakeven per share, compared with a net loss of about $800,000 or $0.02 per share for the prior-year period. Higher sales volume and improved gross margin generated a higher gross profit in the fourth quarter of 2016 versus the prior-year period combined with reduced operating expenses and lower other expense to offset a higher tax provision.

On a non-GAAP basis, the adjusted net income for the fourth quarter of 2016 was $800,000 or $0.02 per diluted share, compared with an adjusted net income of $500,000 or $0.01 per diluted share for the prior-year period. These adjusted figures exclude nonrecurring expenses such as FDA remediation, gains and losses on foreign currency transactions, and stock based compensation costs.

The GAAP net loss for the full FY16 was $12.1 million or $0.30 per share, compared to a net loss of $5.6 million or $0.17 per share for the prior year. Included in the 2016 results are approximately $3.5 million of expenses or $0.09 per share related to the acceleration of stock compensation that would've been recognized in future years. On a non-GAAP basis, the adjusted net loss for the full year was $1.6 million or $0.04 per share versus adjusted net income of $1.6 million or $0.04 per diluted share for the prior year.

Now turning to our balance sheet, cash and cash equivalents at December 30, 2016, totaled $14 million compared to $13.4 million at the end of the fourth quarter of 2015 and $14.3 million at the end of the third quarter of 2016. Continued focus on optimizing the Company's cash position through revenue growth, expense management, working capital management, and equipment leasing generated an increase in cash of $700,000, offset by the effect of exchange-rate changes on cash and cash equivalents of $1 million. The Company generated $1 million in cash from operating activities during the year.

This concludes my comments and with that, we are ready to take your questions. Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jason Mills of Canaccord.

Jason Mills - Canaccord Genuity - Analyst

Hi guys, can you hear me okay?

Caren Mason - STAAR Surgical Company - President & CEO

Yes Jason, hi.

Jason Mills - Canaccord Genuity - Analyst

Super, congratulations on the progress especially on the remediation efforts but also on the ICL growth guidelines for the year. I know you have a higher aspirations eventually for the business, Caren. Perhaps you could first talk about the capital needed to get there. Steve just went over some metrics on the balance sheet, maybe in light of the comments you made in your press release about a little bit higher spending on the OpEx side. Talk to us about your cash burn expectations in 2017 and your capital needs to execute the five objectives that you laid out for 2017?

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Caren Mason - STAAR Surgical Company - President & CEO

Thanks Jason. We appreciate you being on the call today. First of all, yes we do have very high aspirations for this business, and we are very excited about the progress that we have made. When I set out in the middle of 2015 and talked about a three-year plan of transformation, it was really taking a look at the business in terms of its ability to compete in the short term, as well as the long term, to get a much larger market share of refractive surgeries. Not only in the US, but globally of course.

So our focus has really been to build the infrastructure, to build in the critical components, especially in quality, in regulatory, in clinical affairs and R&D and so, on which I have spoken of often. Our work is not yet finished. In 2017, we need to continue to invest in a couple of areas to add on other projects. For example in R&D, in the new technology center we have the opportunity with expanded personnel and labs to take on more work there.

We also feel it is critical for us to train surgeons effectively globally, and to be able to do it online as well as in person. So there are a number of new training programs we are building to get many surgeons trained, and especially those entering the surgical profession in the last five years who are looking for new refractive procedures to treat their patients. They're very excited about the ICL and they are excited about digital training to do it. So we are working in those areas as well.

So there are some investments and some state-of-the-art equipment, where we can actually gather cases from surgeons and actually run them in 3D versions to help surgeons better acquaint themselves and get more confident with the procedure. We also recognize that the economics for the patient and surgeon are really important, so in 2016 we did a lot of work in determining what is a great practice for an ICL surgeon. And now through our work with Aier and a number of our other very large and successful partners, we are learning ways to help surgeons all over the world manage better their practice and expectations, training their front offices to work with patients so patients know more about the procedure. By the time they get to the surgeon, they are excited and ready to go.

And finally because I could go on and on as you know, finally, I want to talk about the fact that attracting patients to surgeons who do the procedures works exceptionally well with the kind of social and digital marketing that we currently have underway. We have statistics that point to the fact that when we center in on a city, we have very good return on our investment in terms of number of patients who visit the site, who follow up, who go to the surgeon’s office and get the procedure done. And as you saw in Canada, we had a very high acceptance level and a very high growth rate when we do this right.

So in 2017, yes, there will be some more investments around these kinds of programs, as well as some headcount to support it. We do expect that in 2018, we will start to really see what we have fostered in these years of investment. In terms of capital spending, I'm going to turn it over to Steve and he will also talk about cash burn.

Steve Brown - STAAR Surgical Company - CFO

Jason, I would expect capital expenditures to be more in line with full-year 2015 than the more elevated levels that you saw in full-year 2016. And we believe the cash that we have on hand plus the operating cash that will generate throughout the year will be sufficient to take care of our plans.

Jason Mills - Canaccord Genuity - Analyst

Okay, that's helpful. Follow up a little later for more granularity, but that's helpful color. Can we take a step back for a minute, Caren? Look more broadly at the refractive markets around the world. Obviously Korea has gone the wrong way on you for the last couple of years, through no fault of your own.

But other markets seem to have solidified, maybe not a significant amount of underlying refractive growth, but at least have been stable. Talk a little bit about the markets themselves and the opportunities where you see the biggest opportunities for STAAR. Not just in 2017, but I guess if you think about the three-year plan that you will lay out in the third quarter, give us a preview as to the market that you think will be big drivers for your ICL franchise during that time period? Thanks a lot and I will get back in the queue.

Caren Mason - STAAR Surgical Company - President & CEO

Thanks Jason, great questions. China is the largest market for refractive procedures globally at coming in over in 850,000 procedures. We know from our work in China not only with Aier, the largest provider, but also multiple all other providers in China that this is continuing for them especially myopia, where they have a very high incidence rate and they have a very big concern about getting patients, especially mid to high myopes treated effectively.

That's a huge market opportunity for us. We've invested the most over the last 18 months in China, and we expect their growth to be aggressive.

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

The United States of course is the second largest market. We've invested, as you are very well aware, a lot of money to make sure that in the US market we are in a position to be with the FDA, with new product opportunities in front of them, to make sure that we do the right clinical studies the right way to get the right approvals as quickly as possible. So our hope is that, that will be much sooner than later.

In terms of other markets, we see India continuing to be a very large market. We also see opportunities in many European countries that have very strong growth trajectory as well. So fundamentally for us, if I had to order them, I would say North America, China, India, and then the larger European countries, Spain, France, Germany, et cetera. Those really are the biggest opportunities for any refractive medical device maker.

At this time we know that some of the laser procedures are what continue to wane, giving us an opportunity to go down the diopter curve and to work more closely with our surgeons to give them a better opportunity to serve their patients. So in terms of our focus, those would be I think the critical market stress and we have made those investments and will continue to in those markets to be very successful.

I will also add that Korea, we're not giving up on. But we know that in 2017 we have a lot of work to do to help them get back some of the business that was lost all the way back to our backorder situation at the end of 2014. And we're working very closely with them, but I also want to comment that that country has gone from a quarter million procedures down to about 80,000 refractive procedures. So ironically, our market share goes up, but our growth is challenged there. At least in the short term. In North America, obviously until we get the Toric approved in other lenses, we are going to be not growing here the way we want, but as you noticed in my prepared remarks, I'm expecting strong growth elsewhere.

Jason Mills - Canaccord Genuity - Analyst

That's helpful Caren. I am going to slip one more in. As you think about your double-digit growth, in light of what's happening in Korea, which is a headwind for you, the fact that you are still expecting double-digit growth globally for your ICL franchise is somewhat remarkable.

Maybe rank order or just tell me, maybe you are getting it from the countries that you mentioned. You expect to be strongest still in 2018 through 2020. Is that right?

Caren Mason - STAAR Surgical Company - President & CEO

Yes. We took a big bet in 2016 by going after some of the biggest accounts in the world for our strategic cooperation agreement, so that we would be able to really have a fantastic and practical continuum by which we changed fundamentally the practice dynamics and practice profitabilities of the largest and the best. And so that is where we are seeing where these larger accounts that have tens of thousands of procedures are looking to move more and more to us as a percentage of their total refractive surgeries.

And so we have the opportunity to prime the pump where we have been successful, also we are taking a smaller agreement we call strategic alliance agreements. Now not in the multiple thousands but maybe in the hundreds of procedures, an opportunity and expanding it there. So yes, we do have an extremely aggressive plan in terms of real growth, for 2017, but we are all over it and going to give it our ever best.

Jason Mills - Canaccord Genuity - Analyst

Thank you guys.

Caren Mason - STAAR Surgical Company - President & CEO

Thanks Jason.

Operator

Raymond Myers, Benchmark.

Raymond Myers - The Benchmark Company - Analyst

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Thank you for taking the questions. Caren, I noticed that the operating expense in the fourth quarter was lower than in the past several quarters. Can you first comment as to how that was? And is that sustainable?

Caren Mason - STAAR Surgical Company - President & CEO

Fundamentally for us, we have over the years tended to have a first quarter that you might consider relatively expensive, a second quarter that kind of evens out, and third quarter that gets a little more expensive again with the experts meetings and ESCRS and AAO and other events. And then in the fourth quarter we take a look at where we are and we go okay, maybe we ought to take a second look at what we want to do and hold til the following year. That's pretty much where we were.

I don't think you can take that run rate, really the run rate is more of an average of the full year of total operating expenses and then you really understand that that is what we are building to having a really strong base business in terms of all of the critical functions in the Company to be a world leading refractive surgical device provider.

Raymond Myers - The Benchmark Company - Analyst

Okay, that helps. You said something exciting in the remarks of the EDOF possibly coming to market this year. Can you discuss what that path to market is? In what markets would that be? And how is it possible to get to a market potentially that fast?

Caren Mason - STAAR Surgical Company - President & CEO

So the EVO with the aspheric EDOF optic is currently really under clinical investigation. Therefore, I really can't provide any details at this time, but I can tell you that the EVO Visian ICL with aspheric EDOF optic takes our currently approved marketed models and adds the aspheric surface to the optic.

This allows us then really to extend the depth of field or range of vision over which an object appears to be in focus. And so you may say well that's an around the world answer, but that's the best I can give you now while we are under clinical investigation.

Raymond Myers - The Benchmark Company - Analyst

Okay. That's helpful. And then maybe just one more, I think you said in your remarks that you are expecting flat ICL sales. And I wasn't clear whether you meant just - or globally. Could you elaborate on that?

Caren Mason - STAAR Surgical Company - President & CEO

That's flat IOL sales. And that's really based on the fact that we exited the silicone IOL business in the United States, but we are still going to grow elsewhere. So that will keep us flat. So we're going to make up what we lost outside the US.

Raymond Myers - The Benchmark Company - Analyst

Okay thanks for the clarification, I'll get back in queue.

Operator

Brian Weinstein of William Blair

Matt Larew - William Blair & Company - Analyst

Hi thanks this is Matt Larew on for Brian this afternoon. I want to know on the strategic agreements, I wondered if you could give us perhaps a target for 2017, both in terms of additional agreements and if they are right now contributing about 20% of revenue, what could that look like by the end of the year?

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Caren Mason - STAAR Surgical Company - President & CEO

Okay, so just to clarify, it's 20% of ICL units are now under contracted volume. We have contracts for that volume. That's good for us, because in the past we need to work with distributors or direct and there rarely was price negotiation but never contracted volume that requires a certain set of purchases to get certain benefits from the Company.

In terms of the coming year, we are targeting a minimum of 10 large and dozens of smaller agreements throughout the world. So it's a major focus for us. And it's the difference between being bottom of mind of a surgical practice to being top of mind of a surgical practice. It makes us premium and primary.

It makes for example in Turkey, you would imagine that, that country has its challenges. We have a lead surgeon there who absolutely loves our lenses and he has become a phenomenal trainer for us in Southeast Europe. And so he has created an extraordinary video of a very talented young dancer who absolutely could not achieve what she otherwise would have wearing glasses and contacts, and it's for him a mission. So he has put that on the website, he meets with us on the website and so forth.

It's a whole change of strategic marketing for the surgeons, as well as for us in assisting those surgeons. So yes, it's a big deal. But we also have to expand the people who help us from the STAAR team, the number of people who can do this work with us. So that's why we continue to invest. Because we think it is going to be a big deal for us in terms of growth going forward.

Matt Larew - William Blair & Company - Analyst

Okay, thanks Caren. And then on the FDA remediation, progress. Just wondering what are the really major outstanding issues on your end that you are looking to take care of in 2017, and then has it at this point remained a one-way conversation with FDA, or has there been some back and forth?

Caren Mason - STAAR Surgical Company - President & CEO

What I can tell you is that what we had promised the FDA when the Company prepared a plan has been achieved and completed. In terms of what is underway now, is we have invited in a consulting firm that specializes in determining readiness and preparedness for companies in terms of where we are in the remediation process. We will get a report back from them, and then dependent upon whether we have more work to do or whether we are ready, we will notify the FDA either way.

Matt Larew - William Blair & Company - Analyst

Okay thanks Caren, and just one quick one for Steve. The OpEx total been up year over year, is that when excluding the $6.3 million accelerated vesting from Q1 2015 or is that off the total number reported in 2016?

Steve Brown - STAAR Surgical Company - CFO

It's off the as reported.

Matt Larew - William Blair & Company - Analyst

Okay, thanks.

Operator

Jim Sidoti, Sidoti & Company.

Jim Sidoti - Sidoti & Company - Analyst

Good afternoon can you hear me?

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MARCH 02, 2017 / 04:30PM ET, STAA - Q4 2016 STAAR Surgical Co Earnings Call

Caren Mason - STAAR Surgical Company - President & CEO

Yes Jim, hi.

Jim Sidoti - Sidoti & Company - Analyst

Hi. So assuming you are able to complete your portion of the remediation efforts in 2017, do you think it's feasible that you would have another inspection by the FDA sometime during the year?

Caren Mason - STAAR Surgical Company - President & CEO

We would never predict that. There is no federal regulation in terms of timing, et cetera. So it really depends on the FDA's schedule and their ability to get here, assuming we are able to invite them.

Jim Sidoti - Sidoti & Company - Analyst

Okay. Is there anything else that has to be done to invite them beyond the programs that you think you're going to complete in 2017, are there any other requirements?

Caren Mason - STAAR Surgical Company - President & CEO

No, but again, we have to determine from this work that is currently being done whether the outside consultants believe that we are in fact ready. If they feel that there is more work for us to do, then we will do that. But at this point in time, we have completed what we set out to complete in terms of what we promised the agency.

Jim Sidoti - Sidoti & Company - Analyst

Okay, so how many additional strategic cooperation agreements do you expect this time next year? And what regions?

Caren Mason - STAAR Surgical Company - President & CEO

Our goal is to add 10 large strategic cooperation agreements and several strategic alliance agreements. And we are focused globally. We are looking at the larger providers in many major markets. In Europe, Germany, the United Kingdom, France, Spain, just about everywhere in the world we've got talks underway.

Jim Sidoti - Sidoti & Company - Analyst

And finally, are you pleased with the progress you've made in Canada so far?

Caren Mason - STAAR Surgical Company - President & CEO

Yes. Canada has been really exciting. It's our first rollout where we have all of the pieces ready. We had the surgeon training the way we want to do it, we had the social and digital marketing and advertising the way we want to do it, and bottom line is we are getting e-mails unsolicited from surgeons telling us that they have numbers of patients calling or showing up asking for EVO. I'd like the EVO ICL.

And if they are able, because they are lower down the diopter curve to have other laser vision procedures, they are demanding EVO and so that is music to our ears and we are really excited about what is going on in Canada and their growth in the opportunity around the world to bring that level of full -- the full EVO story to fruition.

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Jim Sidoti - Sidoti & Company - Analyst

And do you think Canada is a good indication on how you will do in the US if and when you do get approval for Toric here? Do think it will be a similar marketing strategy in the US that you are trying out now in Canada?

Caren Mason - STAAR Surgical Company - President & CEO

Actually I have a quick story in that one, too. At our technology center we invite surgeons in to help us, since we are developing new products as well as testing new products. And we had some surgeons in over the last few weeks who were testing our new preloaded device, and the bottom line is that we believe, based on surgeon feedback just for the preloaded, just for Toric and just for getting EVO to the US, that the US is the most exciting market still for this technology.

The surgeons are looking for other refractive exciting procedures, and when you talk about EVO with CentraFLOW, you talk about EVO+ with expanded optic, you talk about the preloaded device and you talk about the future with EVO with EDOF, we have a very excited group of North American surgeons and including the US, who can't wait to bring this product to market.

Jim Sidoti - Sidoti & Company - Analyst

Okay, thank you.

Caren Mason - STAAR Surgical Company - President & CEO

You're welcome, Jim.

Operator

At this time there's no questions in queue. I will turn it back to Ms. Caren Mason, President and CEO of STAAR Surgical.

Caren Mason - STAAR Surgical Company - President & CEO

Okay, I'd like to thank everyone for participating today. We look forward to speaking with many of you in the coming weeks and months as Steve and I hit the road for non-deal investor presentations. Thanks to all.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes your program. You may now disconnect. Everyone have a great day.

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